Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-286007 on Form S-3 of Fifth Third Bancorp of our report dated February 24, 2025, relating to the consolidated financial statements of Comerica Incorporated as of and for the years ended December 31, 2024 and 2023, appearing in this Current Report on Form 8-K of Fifth Third Bancorp.

/s/ Ernst & Young LLP

January 26, 2026
Dallas, Texas